Exhibit 99.1

Proteostasis’ Proprietary Triple Combination Therapy Study Protocol Receives Endorsement and High Strategic Fit Score from the Largest Cystic Fibrosis Patient Advocacy Groups in the U.S. and Europe

Triple Combination of PTI-428, PTI-801 and PTI-808 Study to Initiate Dosing in CF Patients in 1H’18

CAMBRIDGE, Mass., January 8, 2018 — Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, announced today that its triple combination clinical study protocol has received endorsement and a high strategic fit score from the Therapeutics Development Network (TDN) and the Clinical Trial Network (CTN). The TDN and CTN are the drug development arms of the Cystic Fibrosis Foundation (CFF) and the European CF Society (ECFS), respectively. The study is designed to investigate the safety, tolerability and pharmacokinetics (PK) of the coadministration of PTI’s cystic fibrosis transmembrane conductance regulator (CFTR) modulators, PTI-428, PTI-801 and PTI-808, and will also assess lung function (FEV1). Both patient advocacy organizations reviewed the clinical data from healthy volunteers and CF subjects, including the recent proof-of-concept study with PTI-428 as add-on to Orkambi®1, as well as the healthy volunteer data from the coadministration study of all three of PTI’s CFTR modulators.

Meenu Chhabra, Proteostasis Therapeutics’ President and Chief Executive Officer, said: “We are humbled that the two preeminent global CF patient advocacy organizations share our view on the positive potential clinical impact of our CFTR modulators. Our proprietary triple combination study is on track to initiate dosing of CF patients in the first half of this year and we anticipate initial results in the second half of 2018. We believe that PTI-428, PTI-801 and PTI-808 have the potential to be a novel, best in class treatment for CF patients.”

The CFF and ECFS are the most impactful CF patient advocacy organizations and shepherd the execution of clinical trials in the U.S. and Europe, respectively. Both organizations have well established processes to evaluate submitted study protocols based on scientific merit, study design, feasibility and the overall clinical research priorities of the CF community. Protocols are reviewed by a selected group of experienced CF physician investigators, research coordinators, biostatisticians, people with CF and other specialists.

In the U.S., upon the protocol endorsement, the TDN provides access to 89 accredited care centers with demonstrated expertise in clinical research, and supports study participant recruitment and execution of studies. Since its founding in 1998, the TDN has conducted more than 130 clinical studies for CF, including studies of CFTR modulators. Similarly, in Europe, the CTN provides access for endorsed studies to 43 large and experienced CF centers located in 15 different countries, including the U.K. The TDN and the CTN have established a strong partnership for endorsed studies conducted in both the U.S. and Europe.

[1]	Orkambi® is a registered trademark of Vertex Pharmaceuticals, Inc.

Patrick A. Flume, MD, Professor of Medicine and Pediatrics and Director of the Cystic Fibrosis Center at the Medical University of South Carolina, and Lead Principal Investigator for PTI’s triple combination program said: “We are experiencing an exciting time in CF drug development and research, with an unprecedented number of ongoing clinical trials. At the same time, our CF patient population is a valuable and limited resource. The TDN’s protocol review and scoring process creates a framework that helps the investigator and patient community maintain alignment on clinical research priorities.”

Co-administration of PTI-428, PTI-808 and PTI-801 in CF subjects on track to initiate in 1H 2018 with initial clinical data in 2H 2018

PTI recently completed a healthy volunteer co-administration safety and tolerability study of its three proprietary CFTR modulators. Safety and PK profiles achieved with seven days of once-a-day oral dosing of PTI-428, PTI-801 and PTI-808 indicate these compounds were generally well-tolerated and are potentially amenable for once a day dosing.

PTI-801, a third generation CFTR corrector, and PTI-428, a CFTR amplifier, have shown synergy in vitro with Orkambi® and have been or are being investigated in clinical studies in CF subjects as add-on modulators in patients on background Orkambi® therapy. Preliminary safety and PK data with the first dose of PTI-801 from the ongoing in 14-day dose-range finding study in CF subjects on background Orkambi® supports its further development as part of PTI’s proprietary triple combination therapy. PTI recently announced Phase 2 data for PTI-428 in CF subjects on background Orkambi®, which showed an improvement in lung function in this patient population and helped to identify the initial dose for further combination development.

PTI plans to initiate dosing of CF patients with its proprietary triple combination in the first half of this year in U.S. and European CF centers within the TDN and CTN networks, with initial clinical data expected in the second half of 2018.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the expected timing of the initiation of, patient enrollment in, data from, and the completion of, our clinical studies and cohorts for PTI-428, PTI-801, PTI-808 and our dual and triple combination therapy candidates. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com